Exhibit 4.1

THE CATO CORPORATION

2003 EMPLOYEE STOCK PURCHASE PLAN

PLAN DOCUMENT

1.0	PURPOSE OF PLAN

The purpose of The Cato Corporation 2003 Employee Stock Purchase Plan (hereinafter “ESPP” or “Plan”) is to provide employees of The Cato Corporation and its subsidiaries (the “Company”) with an opportunity to participate in the accumulation and potential appreciation of the Class A Common Stock, par value $0.03-1/3 per share (“Common Stock”), of the Company. The Company intends for the ESPP to comply with the provisions of Section 423 of the Code, as in effect on October 1, 2003.

2.0	DEFINITIONS

2.1	Board of Directors: The Board of Directors of the Company.

2.2	Code: Internal Revenue Code of 1986, as amended.

2.3	Compensation: Annual Base Salary.

2.4	Designated Enrollment Period: The period 30 days before the beginning of each offering period.

2.5	Eligible Employees: All active employees who are customarily employed by the Company for more than 20 hours per week and more than five months per calendar year and who have reached the age required to enter into enforceable contracts in the employee’s state of residence.

2.6	Compensation Committee: A committee consisting of the outside members of the Board of Directors. Members of the Compensation Committee shall not be eligible to participate in the Plan and shall be “disinterested persons” within the meaning of Section 16 and Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.0	EFFECTIVE DATE

The ESPP shall become effective on the date of the filing of a registration statement with the Securities and Exchange Commission pertaining to the Common Stock to be issued under the Plan, provided that the Plan must be approved by the Company’s shareholders within twelve months of the date of its adoption by the Company. Rights of Eligible Employees are conditional upon shareholder approval of the Plan.

4.0	ADMINISTRATION

4.1	The ESPP shall be administered by the Compensation Committee (“Committee”). Members of the Committee receive no additional compensation for administering the ESPP.

4.2	Subject to the provisions of the ESPP and relevant law, the Committee shall have complete authority, in its sole discretion (i) to specify the purchase price, subject to Section 6 hereof, of shares to be purchased under the ESPP; (ii) to interpret the ESPP; (iii) to prescribe, amend and rescind rules and regulations relating to the ESPP; (iv) to amend the ESPP to conform with relevant law; and (v) to make all other determinations and to do all other acts deemed necessary or advisable for the administration of the ESPP. The Committee’s determination on the foregoing matters shall be conclusive. No member of the Committee or the Board of Directors shall be liable for any action or determination concerning the ESPP made in good faith.

5.0	ELIGIBILITY AND PARTICIPATION IN THE PLAN

5.1	Offering Dates

Each ESPP offering period is a six month period, commencing October 1 and April 1 (the “offering periods” or “offering period”). The initial offering period will commence on October 1, 2003 and will end on March 31, 2004. The Committee shall have the power to change the duration and effective dates of the offering periods.

5.2	Participation in the Plan

5.2.1	Enrollment

An Eligible Employee may elect to participate in the ESPP by completing and submitting a subscription agreement during the applicable Designated Enrollment Period. Once enrolled, and providing that the employee remains eligible for the ESPP, the employee’s participation and payroll deduction rate will continue through ensuing offering periods unless the employee cancels or changes such participation via the designated change form.

An Eligible Employee may only enroll within the Designated Enrollment Period. An employee who becomes eligible after an enrollment period is closed may enroll only during a subsequent Designated Enrollment Period.

5.2.2	Cancellation

A participant may cancel his/her participation in the ESPP at any time. If a participant cancels his/her participation on or before March 15 and September 15 of each offering period by submitting the designated form to the Human Resources Department, payroll deductions withheld during that offering period will be refunded to the employee as soon as practicable. If a participant cancels his/her participation after March 15 and September 15 of each offering period, payroll deferral during the offering period will be used to purchase Common Stock pursuant to Section 6.2, 6.3 and 6.4 and the participant’s account shall be closed. No interest will be paid on any amount refunded.

Upon cancellation, the participant’s account shall be closed and, if the participant requests, certificates for all whole shares of Common Stock in the participant’s account shall be issued to the participant. The participant will receive cash for any fractional shares and any uninvested payroll deductions in the account except as provided above.

Upon the request of a participant in his/her notice of cancellation, all (but not less than all) of the shares in the participant’s account will be sold as soon as practicable at market price. The net proceeds of the sale (the total sales price of all shares of Common Stock sold less the costs of sale) will be distributed to the participant. If the participant does not request that shares of stock in his/her account be sold, certificates for such shares will be distributed to the participant.

Notice of a participant’s death constitutes notice of withdrawal from the Plan. Settlement of the participant’s account will be made pursuant to Section 8.3.

To reinstate his/her participation, the employee must re-enroll during any subsequent Designated Enrollment Period

5.2.3	Changes, other than cancellation as noted in Section 5.2.2 above may made only during the Designated Enrollment Periods. Such changes will be effective at the beginning of the offering period following such Designated Enrollment Period.

6.0	NUMBER OF SHARES AND PRICE

6.1	The number of shares of Common Stock available for purchase under the ESPP shall be TWO HUNDRED FIFTY THOUSAND (250,000) shares, all of which will be available for purchase during the initial offering period. Shares available for purchase during the initial offering period but not purchased by participants will be carried over to each subsequent offering period. The number of shares covered by the ESPP is subject to adjustment in the event of a stock split or other transaction described in Section 9.1.

6.2	The purchase price at which shares will be sold during each ESPP offering period is 85% of the lower of the fair market value at (1) the beginning date of such offering period or (2) the ending date of such offering period. The fair market value of the Common Stock on a given date is the closing or last sale price on the

NYSE/New York Stock Exchange for that date. If the offering period begins or ends on a day when the NYSE/New York Stock Exchange does not trade, the fair market value shall be determined by using the closing or last sale price on the last trading day immediately preceding the beginning or ending day of the offering period. Shares shall be purchased as soon as practicable after the end of each offering period.

6.3	An Eligible Employee may elect to allocate from 1% to 10%, in whole percentages, of his/her compensation, through payroll deductions, to purchase shares through the ESPP. Eligible Employees who are paid bi-weekly must allocate a minimum of $10.00 per pay period. Eligible Employees who are paid monthly must allocate a minimum of $20.00 per pay period. Each Eligible Employee who is a participant in the Plan on April 15 of each year may make a one time election effective April 15 of each year to purchase shares through the ESPP for a minimum amount of $100 and a maximum of $10,000. The participant shall indicate his/her intent to make a one time purchase by returning an election form and a check representing the amount of the election by April 10 to the Company. A participant who is an officer subject to Section 16(b) of the Exchange Act must return an irrevocable election form on or before October 15 of the preceding year. The purchase price will be determined on April 15 using 85% of the closing or last sale price on the NYSE for that date. All payroll deductions made for a participant are credited to his/her ESPP account and are deposited into an interest bearing account and may be commingled with other Company funds. Interest earned on the account balance will be used to defray the expense of administering the Plan. If interest earned on the account balance exceeds the expenses incurred by the Plan, the excess interest shall accrue to the benefit of the Company to be used for general corporate purposes. The Company will pay expenses in excess of the amount generated by the interest on the account used to hold payroll deductions.

6.4	The number of shares purchased by each participant at the end of each offering period will be determined by dividing the purchase price as defined in Section 6.2 above into the amount of payroll deduction withheld for that participant during the offering period, subject to ESPP limitations detailed elsewhere in this Plan.

6.5	If the number of shares elected to be purchased by participants exceeds the aggregate number of shares available during the offering period, the Company will reduce, pro rata, the number of shares available to each participant. Excess payroll deductions will be refunded.

6.6	After purchases have been made, or after the offering date, the Company will issue the applicable number of Common Stock shares and, as soon as practicable after the end of such offering period or offering date, credit the account of each participant for the applicable number of shares and distribute to each participant a statement showing the number of shares (whole and fractional) credited to the account of the participant. A participant will receive Common Stock certificates for whole shares owned by the participant only upon written request to the

Company. The excess of any payroll deduction required to purchase the applicable number of shares of Common Stock, including amounts attributable to fractional share interests, will be carried over to the next offering period. No fractional shares may be issued under the ESPP. If the participant chooses not to participate in the next offering period, the participant’s cancellation will be handled pursuant to Section 5.2.2.

6.7	Notwithstanding any other provisions of this ESPP, the fair market value of shares that may be purchased by any participant during any calendar year, pursuant to this ESPP or any other plan maintained by the Company or any Subsidiary that constitutes an employee stock purchase plan within the meaning of Section 423 of the Code, determined as of the first day of the offering period, shall in no event exceed $25,000, and no participant shall have the right to purchase shares under the ESPP to the extent such purchase would cause the participant to own stock aggregating 5 percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary as described in Section 424(d) of the Code.

6.8	A participant may purchase shares under the ESPP only if such participant is an employee on both the first day and the last business day of such offering period. No participant shall have any of the rights of a shareholder with respect to shares purchased under the ESPP until the purchase price for such shares has been paid and either the participant’s account has been credited with such shares or certificates for such shares have been issued to the participant.

6.9	With respect to shares purchased under the ESPP by officers subject to Section 16(b) of the Exchange Act, such persons acknowledge that to avail themselves of the exemption from Section 16 (b), such shares must be held for a minimum period of one (1) year from the date of purchase to the date of disposition of the shares.

6.10	An employee of the Company or lineal descendants of the employee may not participate in the Plan if such employee owns stock aggregating five (5) percent or more of the total combined voting power or value of all classes of stock of the Company.

7.0	WITHDRAWALS OF SHARES HELD IN THE PLAN

All shares purchased under the ESPP must be held for a minimum of one (1) year from the date of purchase. A Participant may withdraw all or any portion of the full shares held in the Participant’s account under the Plan by notifying Cato in writing. A Participant may elect withdrawal of a portion or all of his or her shares held in the Plan in one of two ways: (a) a certificate for the full shares withdrawn may be issued in the name of and mailed to the Participant or (b) the shares so withdrawn may be liquidated in cash. Participant will be responsible for brokerage fees and costs, if any, associated with liquidation. Certificates for fractional shares will not be issued. Fractional share amounts will be paid in cash. Any written notice of withdrawal received by the Agent after the record date for a cash dividend will not be effective until after the dividend is reinvested under the Plan. A Participant who requests a withdrawal of shares will be suspended from Plan participation for a period of two (2) years from the date of the request for withdrawal. A suspended Participant may continue Plan participation at the next designated enrollment period after a period of two (2) years from the date of the request for a withdrawal of shares.

8.0	NO CONTRACT OF EMPLOYMENT

Participation in the ESPP shall neither constitute a contract of employment nor convey to any employee any right to continue in the employment of the Company or to continue to be involved in any business in which the Company may engage.

9.0	EMPLOYMENT TERMINATION, DEATH, DISABILITY, RETIREMENT AND LEAVES OF ABSENCE

9.1	If a participant terminates employment for any reason, including death, disability or retirement, or no longer meets the eligibility requirements for any reason other than a leave of absence as detailed in Section 8.2 below, his/her account balance representing partial shares shall be paid in cash in accordance with the cancellation provisions in Section 5.2.2 above. A certificate shall be issued for whole shares.

9.2	If a participant is on an unpaid leave of absence for up to a maximum of twelve weeks during an offering period, provided that she/he is an active participant (not terminated) on the beginning and ending dates of such offering period, she/he may remain in the ESPP for that period. If the leave exceeds twelve weeks or if the employee is not on active status (terminated) at the beginning and ending dates of the offering period, participation will be automatically canceled and the account balance paid in accordance with the cancellation provisions in Section 5.2.2 above.

9.3	A participant may designate, in writing via the enrollment form, a beneficiary. In the event of a participant’s death, his/her designated beneficiary shall receive shares and cash in full repayment of the amounts deposited in the participant’s account and cash for the payroll deductions, if any, for the current offering period. In the case of a married participant who resides in a community property state, no party other than the participant’s spouse may be named as primary beneficiary without the written consent of the spouse. In the absence of a designated beneficiary, the account balance of a married participant will be paid to the participant’s spouse, and the account balance of an unmarried participant will be paid to the participant’s estate.

9.4	The Committee shall have the discretion to make decisions about rights of participants and obligations of the ESPP in situations of death, disability, retirement, and leaves of absence and all decisions of the Committee shall be final and binding on all affected parties.

10.0	CAPITAL CHANGES

10.1	If the outstanding shares of Common Stock are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Company, with or without receipt of consideration by the Company, through reorganization, merger, recapitalization, reclassification, stock split, stock consolidation, stock dividend, or similar event, then an appropriate and proportionate adjustment shall be made in the number and kind of shares or other securities which may be purchased under the ESPP.

10.2	Adjustments under Section 9.1 hereof shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive as to all affected parties. No fractional shares shall be issued under the Plan on account of any such adjustment but total ownership balance (whole and fractional shares) will be considered for such adjustments.

11.0	RECORDKEEPING

11.1	A recordkeeper on agent will be designated for the ESPP. All expenses of establishing and administering the ESPP, in excess of interest earned on the account to hold participants’ payroll deductions, will be paid by the Company without charge to participants.

11.2	A statement will be sent to each participant as soon as practicable after the end of each offering period. The statement will include payroll deduction totals, fair market values at the beginning and end of the offering period, purchase price, shares purchased (whole and fractional) and shares allocated.

12.0	RESTRICTIONS ON ASSIGNMENT OF PLAN RIGHTS

Subject to the provisions hereof, a participant may not sell, pledge or otherwise assign or transfer his/her right to purchase shares under the Plan, his/her account under the Plan, or any interest therein, or any cash or shares credited to such account. A participant who desires to sell, pledge or otherwise assign or transfer shares in his/her account must request that certificates for such shares be issued in the participant’s name as provided herein.

13.0	CONSENT OF PARTICIPANTS

Each participant shall be bound by the terms and conditions of the ESPP as such terms and conditions may be amended from time to time.

14.0	AMENDMENT OR TERMINATION OF THE PLAN

The Board of Directors shall have the right to modify or terminate the ESPP in its sole discretion at any time, without the approval of shareholders except as required by applicable law. The approval of the Company’s shareholders shall be required for, among other things, any amendment that will increase the number of shares reserved under the ESPP, as such number may be adjusted pursuant to Sections 6.1 and 9.0 hereof; reduce the price of shares to be purchased under the ESPP below the price determined in accordance with Section 6.0 hereof; or cause the Plan to fail to comply with Section 423 of the Code. The ESPP shall terminate on September 30, 2013 unless it has been previously terminated by the Board of Directors.

15.0	TAXATION

Any taxes required by law to be withheld on account of the ESPP shall be deducted and withheld accordingly. A participant may become liable for taxes when she/he disposes of shares acquired through this ESPP. The Company shall not be responsible for any effect that the ESPP may have on an individual’s taxes.

16.0	GOVERNING LAW

The interpretation and performance of this ESPP shall be governed by the laws of the State of Delaware.

17.0	DIVIDENDS

Dividends will be paid on all shares held in each participant’s account under the Plan on the basis of full and fractional shares held in the account on the record dates for such dividends. Dividend payments will be reinvested in additional shares of Common Stock on the dividend payable date as determined by the Board of Directors at a price equal to 85% of the closing or last sale price of the Common Stock on the NYSE/New York Stock Exchange on the dividend payable date.

18.0	RESTRICTIONS ON RESALE

Shares of Common Stock for which certificates have been issued in the participant’s name as provided herein are freely transferrable and will not be subject to specific transfer restrictions except as defined in Section 6.9 and except for purchases made on the one-time purchase date of April 15. One-time purchases made on April 15 are subject to and must be held for a minimum period of one (1) year from the date of grant to the date of disposition of the shares.